Exhibit 23(h)(7)
ACCOUNTING SERVICES AGREEMENT
     THIS AGREEMENT is made as of October 12, 2007 by and between SOUTHEASTERN ASSET MANAGEMENT INC., a Tennessee corporation (the “Administrator”), acting in the capacity of administrator for LONGLEAF PARTNERS FUNDS TRUST, a Massachusetts business trust (the “Trust”) and PFPC INC., a Massachusetts corporation (“PFPC”).
BACKGROUND
A.	The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

B.	The Administrator wishes to retain PFPC to provide accounting services, and PFPC wishes to furnish such services to the Trust and the Trust’s investment portfolios listed on Schedule A attached hereto and made a part hereof and as such Schedule A may be amended from time to time (each, a “Portfolio”); and

C.	The Administrator desires that, in accordance with Schedule B hereto, PFPC use the fair value prices that are provided by a third-party pricing vendor selected by the Administrator from time to time (“Pricing Vendor”) in connection with certain foreign equity securities, and subject to the terms of this Agreement, PFPC is willing to receive and use such fair value prices from the Pricing Vendor.
     NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

TERMS
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any person duly authorized by the Administrator to give Oral Instructions and Written Instructions on behalf of the Administrator or Trust. An Authorized Person’s scope of Authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” mean the shares of beneficial interest of any series or class of the Fund.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. The Administrator hereby appoints PFPC to provide accounting services to the Trust and each of the Portfolios in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Administrator in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Administrator or by any other third party service provider to the Trust.

3.	Representations. Each party represents and warrants to the other party as follows:
(a)	it is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(b)	this Agreement has been duly executed and delivered, and the execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action, and do not contravene its charter or by-laws, or any law or contractual restriction binding on or affecting it, or with respect to the Administrator, binding on or affecting the Trust;

(c)	upon the execution and delivery of this Agreement, the Agreement will be the legal, valid and binding obligation of it, and enforceable against it in accordance with the Agreement’s terms, subject to the effect of any bankruptcy, insolvency, reorganization, creditors’ rights or similar law, or general principles of equity.
4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral

Instructions or Written Instructions.
(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instructions or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Directors or of the Trust’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Administrator agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.
5.	Right to Receive Advice.
(a)	Advice of the Administrator. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Administrator.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Administrator, or PFPC, at the option of PFPC).
(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Administrator and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)	No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
6.	Records; Visits. The books and records pertaining to the Trust and the Portfolios which are in the possession or under the control of PFPC shall, as between PFPC and the Administrator, be the property of the Administrator. The Administrator and Authorized Persons, shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided by PFPC to the Administrator or to an Authorized Person at the Administrator’s expense.
PFPC shall keep the following records:
(a)	all books and records with respect to the Trust’s books of account;

(b)	records of each Portfolio’s securities transaction.
PFPC shall maintain such records on behalf of the Trust in accordance with the applicable provisions of the 1940 Act.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, non-public portfolio holdings of the Trust, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is Trust information provided by PFPC in connection with an independent third party compliance review; (g) is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.
8.	Liaison with Accountants. PFPC shall act as liaison with the Trust’s independent public accountants regarding the services performed hereunder, and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Administrator.
9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust. For clarification, the Administrator and the Trust shall retain ownership in their respective proprietary systems.
10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Administrator, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
11.	Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Administrator will pay to PFPC a fee or fees as may be agreed to in writing by the Administrator and PFPC.

(b)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the Administrator in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to the Administrator or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Directors of the Trust and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)	Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Administrator shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter.
12.	Standard of Care/Limitations of Liability.
(a)	Subject to the terms of this Section 12, PFPC shall be liable to the Administrator (or any person or entity claiming through the Administrator) for damages only to the extent caused by PFPC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).
(b)	PFPC’s liability to the Administrator and any person or entity claiming through the Administrator for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed Five Hundred Thousand dollars ($500,000).

(c)	PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)	PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with

Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Administrator or the Trust or for any failure to discover any such error or omission.
(e)	Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)	No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	This Section 12 shall survive termination of this Agreement.
13.	Indemnification. Absent PFPC’s failure to meet its Standard of Care (defined in Section 12 above), the Administrator agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Administrator or the Trust; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Administrator or the Trust.

This Section 13 shall survive termination of this Agreement.
14.	Description of Accounting Services on a Continuous Basis.
PFPC will perform the following accounting services with respect to each Portfolio:
(i)	Journalize investment, capital share and income and expense activities;
(ii)	Verify investment buy/sell trade tickets when received from the Administrator;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances with the Custodian, and provide the Administrator with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Administrator;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Calculate capital gains and losses and unrealized appreciation (depreciation);

(x)	Determine net income;

(xi)	Obtain security market quotes from independent pricing services approved by the Administrator, or if such quotes are unavailable, then follow procedures established by the Administrator and reasonably acceptable to PFPC to obtain such prices, and in either case calculate the market value of each Portfolio’s investments;

(xii)	Transmit or make available a copy of the daily portfolio valuation to the Administrator; and

(xiii)	Compute net asset value.
15.	Fair Value Services.

(a)	PFPC has entered into an agreement with the Pricing Vendor, currently FT Interactive Data, for the Pricing Vendor to provide fair value prices to PFPC for the relevant foreign equity securities that have met the predetermined trigger and confidence level identified by the Administrator (“Fair Value Prices”). The Administrator will notify PFPC in writing if it desires to select a different Pricing Vendor, and the parties will work together to determine, as between the parties hereto, the terms and fees under which a different Pricing Vendor would be acceptable to each party. Notwithstanding anything to the contrary herein, PFPC shall not be obligated to perform the services set forth in this Agreement unless an agreement, including all relevant schedules and appendices thereto, between PFPC and the Pricing Vendor for the provision of Fair Value Prices is then-currently in effect.

(b)	Unless the Administrator directs PFPC otherwise by Written Instructions, the Administrator hereby authorizes and instructs PFPC to: (i) under the circumstances set forth on Schedule B, receive from the Pricing Vendor the Fair Value Prices (in a format reasonably required by PFPC) for each of the Portfolios that are invested in foreign equity securities (individually, the “Fund with Foreign Holdings” and collectively, the “Funds with Foreign Holdings”) and (ii) under the circumstances set forth on Schedule B, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, etc.) for the Funds with Foreign Holdings. PFPC agrees to perform the foregoing services to the Company as specified in Schedule B.

(c)	Subject to Sections 4 and 5 of this Agreement, PFPC shall follow any Written

Instruction from the Administrator to override a security price with one determined by the Administrator’s Pricing Committee; provided that PFPC has timely received such security price.
(d)	The Administrator understands and agrees that PFPC will not be able to employ its standard review process to the Fair Value Prices and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives except for PFPC’s duties that are set forth in Schedule B. Except for PFPC’s duties that are set forth in Schedule B, the Administrator hereby assumes all responsibility for verifying the accuracy and reasonableness of the Fair Value Prices and the appropriateness of the Fund with Foreign Holdings’ use of Fair Value Prices, regardless of any efforts of PFPC in this respect. The Administrator hereby represents and warrants that the Valuation Committee of the Trust has evaluated and approved the use of the Pricing Vendor’s Fair Value Prices for each of the Fund with Foreign Holdings and believes such use to be consistent with (i) the security valuation procedures and policies adopted by the Board of Directors of the Trust and (ii) the registration statement(s) of the International Funds. The Administrator acknowledges that security-specific fair value determinations must be made by the Trust and/or the Valuation Committee of the respective Fund with Foreign Holdings, and are not made by PFPC.

(d)	The Administrator shall not use or permit the use of Fair Value Prices for the benefit of any Portfolio or other investment vehicle other than a Fund with Foreign Holdings.

16.	Data Repository and Analytics Suite Services. PFPC shall provide to the Administrator PFPC’s data repository and analytics suite services as set forth on Schedule C attached hereto and made a part hereof, as such Schedule C may be amended from time to time. Persons who are “Authorized Users” and may access the data repository and analytics suite are set forth on Schedule D attached hereto and made a part hereof, as such Schedule D may be amended from time to time.
17.	Duration and Termination.

This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses related to the transition incurred by PFPC, will be borne by the Fund.
18.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Administrator in writing); (b) if to the Administrator, at 6410 Poplar Avenue #900, Memphis, Tennessee 38119, Attention: Julie Douglas (or such other address as the Administrator may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
20.	Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Administrator thirty (30) days’ prior written notice of such assignment or delegation.
21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
23. Miscellaneous.
(a)	Notwithstanding anything in this Agreement to the contrary, the Administrator agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Administrator, unless the parties hereto expressly agree in writing to any such increase.

(b)	During the term of this Agreement and for one year thereafter, the Administrator shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Administrator shall cause the Administrator’s sponsor and the Administrator’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Administrator, the Administrator’s sponsor or an affiliate of the Administrator if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Administrator or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Administrator or any other person.
(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Administrator and the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.
By:
Name:
Title:

SOUTHEASTERN ASSET MANAGEMENT INC.
By:
Name:
Title:

Schedule A
Portfolios
     THIS SCHEDULE A, dated as of October 12, 2007, is Schedule A to that certain Accounting Services Agreement dated as of October 12, 2007 between PFPC Inc. and Southeastern Asset Management, Inc. This Schedule A shall supersede all previous forms of Schedule A.
Longleaf Partners Fund
Longleaf Small-Cap Fund
Longleaf International Fund

Schedule B
FOREIGN EQUITY FAIR VALUE PROCEDURES
Section 1. PRICING PROCEDURES
Each business day, PFPC will calculate the percentage change in the S&P 500 Index from the close of New York Stock Exchange (normally 4:00 p.m. Eastern Time) for the prior business day to the close of the New York Stock Exchange for the current business day. PFPC will also calculate whether such percentage change is equal to or greater than 0.75% (in absolute value without rounding) (the “Trigger”). The Administrator may change the level of the Trigger by providing PFPC with at least ten (10) business day’s written notice.
If (i) the Trigger has been met, (ii) PFPC has not received timely instructions from the Administrator not to use the Fair Value Prices, (iii) PFPC has timely received Fair Value Prices for the relevant foreign equity securities from the Pricing Vendor and (iv) if the confidence level is greater than or equal to 95%, PFPC shall use such Fair Value Prices in all relevant calculations for the Funds with Foreign Holdings.
Section 2. FOREIGN MARKET HOLIDAYS
The following pricing procedures will be utilized if a foreign market is closed due to holiday:
1.	If the provisions of Section 1 are met, a current day fair value price will be utilized.

2.	If the provisions of Section 1 are not met, the local price utilized will be the same as the most recent valuation. (Note: The most recent valuation could be a fair value price, as determined by these procedures, or a market price, depending on whether the provisions of Section 1 were met on the most recent trading day of the foreign exchange.)
Section 3. NASDAQ CUTOFF
The Administrator hereby instructs PFPC to wait to receive Fair Value Prices from the Pricing Vendor (on days when the Trigger has been met) before calculating the relevant Funds with Foreign Holdings’ NAVs to be provided to NASDAQ. The Administrator understands and acknowledges that if the Fair Value Prices are not timely received by PFPC, the Funds with Foreign Holdings’ NAVs may not be timely submitted to NASDAQ.
Section 4. REPORTING
PFPC shall provide the Administrator with a notice of the Trigger results each business day. In addition, PFPC will make available to the Administrator relevant fair value reports that are provided to PFPC by the Pricing Vendor, including next day local market open prices to facilitate back testing.

SCHEDULE C
Data Repository and Analytics Suite
1.	PFPC Services. PFPC will:
(a)	Provide Internet access to PFPC’s data repository and analytics suite at www.pfpcdatapath.com or other site operated by PFPC (the “Site”) for Portfolio data otherwise supplied by PFPC to Trust service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the Authorized Users, as specified on Schedule D, with a logon ID and Password;

(c)	Provide to Authorized Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately.

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Administrator promptly of any malfunctions or service interruptions.
2.	Duties of the Administrator and the Users. The Administrator and the Users (to the extent applicable) will:
(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if the Administrator or User has reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Standard of Care; Limitations of Liability.
(a)	The Administrator acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Administrator agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC’s standard of care above.

(b)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Accounting Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Schedule.

SCHEDULE D
Data Repository and Analytics Suite Authorized Users
The following individuals shall be Authorized Users to access PFPC’s data repository and analytics suite:

Name	Company or Firm	Signature

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